                                                                                Exhibit 10.1

December 14, 2007

BY FACSIMILE

Portside Growth & Opportunity Fund
c/o Ramius Capital Group, LLC
666 Third Avenue, 26th Floor
New York, New York  10017
Attention:      Jeffrey Smith
Owen Littman

Re: Series C2 Convertible Preferred Stock of Millennium Cell Inc.

Ladies and Gentlemen:

Reference is made to that certain Certificate of Designations, Preferences and Rights of Series C2 Convertible Preferred Stock of Millennium Cell Inc. (the “Company”), as filed with Office of the Secretary of State of the State of Delaware on June 30, 2005 (the “Series C2 Certificate”). Capitalized terms used but not defined in this letter shall have the meanings given to such terms in the Series C2 Certificate.

Effective upon the execution and delivery to the Company of a counterpart to this letter by Portside Growth & Opportunity Fund (the “Investor”), the Company agrees that (i) during the period commencing on the date of this letter and ending on February 28, 2008 (the "Interim Conversion Waiver Period"), the Company shall deliver to you one or more Company Interim Conversion Election Notices to convert all remaining Preferred Shares held by you on the date of this letter (the “Special Conversions”), and (ii) the Closing Sale Price immediately preceding each delivery of a Company Interim Conversion Election Notice relating to a Special Conversion shall be at least 114% of the applicable Conversion Price (if the applicable Closing Sale Price is $1.25 or less) or 108% of the applicable Conversion Price (if the applicable Closing Sale Price is greater than $1.25). The Company agrees that it will not effect aggregate Special Conversions with a Conversion Amount of more than $150,000 during any 10 Trading Day period without prior written consent of the Investor. Unless specifically waived herein all Special Conversions shall be made in accordance with Section (2)(d)(x)(A).

By your execution and delivery of a counterpart to this letter, during the Interim Conversion Waiver Period you hereby waive satisfaction of all Conditions to Interim Conversion at the Company’s Election set forth in Section (2)(d)(x)(B) of the Series C2 Certificate except for those set forth in Section (2)(d)(x)(B)(i), clause (x) of Section (2)(d)(x)(B)(iii), Section (2)(d)(x)(B)(vii) and Section (2)(d)(x)(B)(viii); provided, however, you hereby waive satisfaction of the Condition to Interim Conversion at the Company’s Election set forth in Section (2)(d)(x)(B)(i) to the extent that such condition is not met as a result of a threatened or pending delisting or suspension by the Nasdaq Capital Market either (A) in writing by the Nasdaq Capital Market or (B) by falling below the minimum listing maintenance requirements of the Nasdaq Capital Market.

Very truly yours, MILLENNIUM CELL INC. By: /s/John D. Giolli Name: John D. Giolli, C.P.A. Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED TO:

PORTSIDE GROWTH AND OPPORTUNITY FUND

By: /s/Owen Littman
Name: Owen Littman
Title: Authorized Signatory